AMENDMENT NO. 1 TO THE
INVESTMENT SUB-ADVISORY AGREEMENT
with
TIDAL INVESTMENTS LLC

This Amendment No. 1 (this “Amendment”) to the Investment Sub-Advisory Agreement (the “Original Agreement”) dated as of the 26th day of August, 2026 among Yorkville America Equities, LLC, a Florida limited liability company (hereinafter referred to as (“Adviser”) with its principal place of business located at 1012 Springfield Avenue, Mountainside, New Jersey 07092, T-REX (Cayman) Portfolios SPC (the “Fund”), on behalf of each segregated portfolio of the Fund identified in Schedule A hereto (each a “Segregated Portfolio” and collectively, the “Segregated Portfolios”), and Tidal Investments LLC, a Delaware limited liability company with its principal place of business at 234 West Florida Street, Suite 700, Milwaukee, Wisconsin 53204 (the “Sub-Adviser”), as amended from time to time, is effective as of September 9, 2026. All capitalized terms used and not otherwise defined shall have the meanings set forth in the Original Agreement.

WITNESSETH:

WHEREAS, the Fund, on behalf of each Segregated Portfolio, the Adviser and the Sub-Adviser entered into the Original Agreement pursuant to which the Sub-Adviser performs certain services for which the Adviser is responsible, which services are agreed upon by each of the Fund, on behalf of each Segregated Portfolio, the Adviser and such sub-adviser;

WHEREAS, Section 17 of the Original Agreement permits the Original Agreement, including Appendix A thereto, to be amended upon the mutual agreement in writing by the parties thereto;

WHEREAS, the Fund has established new segregated portfolio of the Fund named "Yorkville America Next Generation Memory Index (Cayman) Portfolio S.P." (the “SP Addition”); and

WHEREAS, the parties hereto desire to amend and restate Appendix A to the Original Agreement to reflect the SP Addition.

NOW THEREFORE, the Fund, on behalf of each Segregated Portfolio, and the Adviser and the Sub-Adviser hereby agree to amend the Original Agreement as follows:

1.Appendix A to the Original Agreement is hereby amended and restated in its entirety as attached hereto.

2.Save as expressly amended by this Amendment, the Original Agreement shall remain in full force and effect.

This Amendment may be executed in any number of counterparts all of which when taken together shall constitute one and the same agreement and any party may enter into this Amendment by executing any such counterpart. After exchange, each counterpart will be an original and all of the counterparts together will constitute the same document.

This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the proper law of the Original Agreement.

[Remainder of page intentionally left blank.]

The parties hereto have caused this Amendment to be executed by their duly authorized signatories on the day and year first above written.

Yorkville America Equities, LLC By: /s/ Steve Neamtz Name: Steve Neamtz Title: Chief Executive Officer
Tidal Investments LLC By: /s/ Gavin Filmore Name: Gavin Filmore Title: Chief Executive Officer
T-Rex (Cayman) Portfolios SPC for and on behalf of each Segregated Portfolio By: /s/ Mary Lou Ivey Name: Mary Lou Ivey Title: President

APPENDIX A

Fund	Segregated Portfolio	Sub-Advisory Fee
YA MarketVector Bitcoin and Ether Strategic Momentum Index ETF	YA MarketVector Bitcoin and Ether Strategic Momentum Index (Cayman) Portfolio S.P.	0.075% up to $250M; 0.065% on the next $250M; 0.055% thereafter
Yorkville America Crypto Leaders Index ETF	Yorkville America Crypto Leaders Index (Cayman) Portfolio S.P.	0.075% up to $250M; 0.065% on the next $250M; 0.055% thereafter
Yorkville America Crypto Leaders Covered Call Index ETF	Yorkville America Crypto Leaders Covered Call Index (Cayman) Portfolio S.P.	0.075% up to $250M; 0.065% on the next $250M; 0.055% thereafter
Yorkville America Digital Asset Ecosystem Index ETF	Yorkville America Digital Asset Ecosystem Index (Cayman) Portfolio S.P.	0.075% up to $250M; 0.065% on the next $250M; 0.055% thereafter
Yorkville America MANGOS Plus Index ETF	Yorkville America MANGOS Plus Index (Cayman) Portfolios S.P.	0.06% up to $250M; 0.05% thereafter
Yorkville America MANGOS Plus Premium Equity Income Index ETF	Yorkville America MANGOS Plus Premium Equity Income Index (Cayman) Portfolios S.P.	0.07% up to $250M; 0.06% on the next $250M; 0.05% thereafter
YA Columbus Macro Anti-Debasement Index ETF	YA Columbus Macro Anti-Debasement Index (Cayman) Portfolio S.P.	0.03% up to $500M; 0.025% thereafter
YA Columbus Macro Reindustrialization Dividend Index ETF	YA Columbus Macro Reindustrialization Dividend Index (Cayman) Portfolio S.P.	0.03% up to $500M; 0.025% thereafter
Yorkville America Next Generation Memory Index ETF	Yorkville America Next Generation Memory Index (Cayman) Portfolio S.P.	0.06% up to $250M; 0.05% thereafter